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                                  EXHIBIT 99.1

      Letter to Stockholders from President and Chief Executive Officer of

                           Onyx Acceptance Corporation

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                                                                    EXHIBIT 99.1

[ONYX LOGO]


Fellow Shareholders:

        2001 proved to be a year of challenges and successes. As of August 2001, production was at an all time high with over $165 million in contract purchases. After the tragic events of September 11th, October, November and December production numbers declined to $128 million, $127 million and $110 million, respectively. Sluggish vehicle sales combined with aggressive credit offerings and pricing from the auto manufacturers through year-end continued to place pressure on production. However, with the gradual return of consumer confidence and more normal financing products presented by the auto manufacturers, our production volumes have rebounded to over $148 million for the month of April 2002. During 2001, we strengthened our relationships with our dealers, increasing the number of active dealers we are doing business with throughout the country from 9,741 as of year-end 2000 to 10,115 as of year-end 2001.

        We have continued to enhance the quality of our loan portfolios. Every aspect of our credit matrix has improved. To highlight this, FICO credit scores of 680 and above in our monthly originations improved more than 100%, increasing from 15% to 32% within the portfolio. We are beginning to experience the positive results from these recent portfolios. Delinquencies have improved significantly, moving from 4.01% as of December 31, 2001 to 1.96% as of April 30, 2002. We expect to realize further improvement in credit losses and earnings in 2002 and 2003.

        In last year's annual report, I spoke of our plans to move to an in-house servicing system. We successfully accomplished this major undertaking in July of 2001. We have begun to realize some of the hard cost savings from the new system, reducing operating expenses from 3.4% in 2000 to 3.2% in 2001, even while absorbing the initial outlay for the new system. We expect to realize savings of over $1 million in operating expenses in 2002, on a larger serviced portfolio, when compared to the costs of our previous external service provider. Additional benefits, such as extended service hours, more efficient transaction processing and improved data management will further improve operations and reduce expenses.

        We have improved our liquidity position by successfully completing two Net Interest Margin transactions in the 1st and 2nd quarters of 2002. These transactions involved the securitization of the residual interests from our outstanding asset-backed securitization trusts, thereby freeing borrowing capacity under our residual financing lines to help fund future operations. In November of 2001, we renewed our $355 million warehouse facility with MBIA for an additional three years. Earlier this year, we introduced our new Onyx renewable note program offering competitive interest rates to investors while providing additional liquidity resources for the Company.
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      The future holds significant growth opportunities for Onyx. We are focused on opening the states of Ohio and New York in 2002. These states produce $23.8 and $26.0 billion, respectively, in vehicle sales annually. We expect to take advantage of our core business strengths and create financial partnerships to further maximize Onyx's earnings potential. At Onyx, we have engineered a business based on sound proven strategies. On behalf of all shareholders, we will continue to stay focused on these objectives and never waiver from our goal of building an auto finance company second to none.

[ONYX LOGO]

Sincerely,

/s/ JOHN W. HALL

John W. Hall
President
and Chief Executive Officer